Exhibit 4.2

AMENDMENT NO. 1

TO REGISTRATION RIGHTS AGREEMENT

THIS AMENDMENT NO. 1 (“Amendment”) is made and entered into as of this 7th day of April, 2006, by and among ARTISTdirect, Inc., a Delaware corporation (the “Company”), and the undersigned Buyers. Capitalized terms used herein and undefined shall have the meanings set forth in that certain Senior Registration Rights Agreement (defined in the Recitals below).

RECITALS:

WHEREAS, reference is made to that certain Registration Rights Agreement dated as of July 28, 2005 (the “Senior Registration Rights Agreement”), by and among the Company and the Buyers;

WHEREAS, a resale registration statement on Form SB-2 filed with the Securities and Exchange Commission (“SEC”) by the Company was declared effective by the staff of the SEC (the “Staff”) on December 9, 2005 (the “Form SB-2”);

WHEREAS, the Form SB-2 covers the resale of the Registrable Securities purchased by the Buyers from the Company;

WHEREAS, pursuant to the rules set forth under the Securities Act of 1933, as amended (the “Act”), the Company is required to file with the SEC a post-effective amendment to the Form SB-2 in order to update disclosures and to include the Company’s year-end audited financial information contained in its Form 10-KSB (each, a “10-KSB Post-Effective Amendment”);

WHEREAS, a 10-KSB Post-Effective Amendment is subject to review and comment by the Staff (a “Review Period”);

WHEREAS, resales of the Registrable Securities cannot be effected by the Buyers pursuant to the Form SB-2 during a Review Period (an “Effectiveness Lapse”);

WHEREAS, the undersigned Buyer and the Company wish to clarify and agree that an Effectiveness Lapse that is triggered solely by the filing of a 10-KSB Post-Effective Amendment shall not be deemed a Maintenance Failure under Section 2f. of the Senior Registration Rights Agreement, unless such Effectiveness Lapse exceeds a period of forty-five (45) days;

WHEREAS, Section 10 of the Senior Registration Rights Agreement permits any provision of the Senior Registration Rights Agreement to be amended upon the written consent of the holder or holders representing at least a majority of the principal amount of the Notes outstanding;

WHEREAS, pursuant to the terms of the Senior Registration Rights Agreement, any amendment of a provision of the Senior Registration Rights Agreement by the holder or holders representing at least a majority of the principal amount of the Notes outstanding shall be binding on all of the other Buyers; and

WHEREAS, the undersigned Buyers hold one hundred percent (100%) of the principal amount of the Notes outstanding.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual agreements herein contained and for other good and valuable consideration, the parties hereto agree as follows:

1.             AMENDMENT.

(a)           Section 2.f.            Notwithstanding anything contained in Section 2.f. of the Senior Registration Rights Agreement to the contrary, the Buyers agree that any Effectiveness Lapse that is triggered solely by the filing with the SEC of a 10-KSB Post-Effective Amendment shall not be deemed a Maintenance Failure until the Allowable Grace Period set forth in Section 1(c) below has expired. The Company further agrees to respond to any Staff comments relating to a 10-KSB Post-Effective Amendment that is received during the Review Period by no later than 5:30 p.m. Eastern Time on the seventh (7th) Business Day following receipt of any such Staff comments (the “Response Deadline”). In the event the Company fails to respond to any such Staff comments by the Response Deadline, such failure shall then be treated as a Maintenance Failure under Section 2.f of the Senior Registration Rights Agreement for purposes of Registration Delay Payments but such failure to respond shall not be considered an Event of Default under Section 8(c) of the Note and Warrant Purchase Agreement dated as of July 28, 2005 between Company, Buyer and the other parties thereto. For purposes of calculating any Registration Delay Payments pursuant to this Section 1(a) only, penalties shall accrue beginning the earlier of (i) the date immediately after the date the Allowable Grace Period expires or (ii) the date immediately after the date the Company fails to meet the Response Deadline, as applicable.

(b)           Section 3.b.           Notwithstanding anything contained in Section 3.b. of the Senior Registration Rights Agreement to the contrary, the Buyers agree that the Company shall have ten (10) Business Days following the filing with the SEC of its Form 10-KSB to file a 10-KSB Post-Effective Amendment; provided, however, that in the event that the Company does not file a 10-KSB on or prior to the date such filing is required by the SEC, but does file a valid request for extension under 12b-25 prior to such date, the Company may extend the ten (10) Business Day period referenced above for a maximum of up to five (5) additional Business Days after the date that such filing is required to be made under the SEC rules and regulations. In no event shall the Company be permitted to file the 10-KSB Post-Effective Amendment more than fifteen (15) Business Days after the date that the Form 10-KSB is required to be filed under the SEC rules and regulations.

(c)           Section 3.o.           Notwithstanding anything contained in Section 3.o. of the Senior Registration Rights Agreement to the contrary, the Buyers agree that the period of time from the filing with the SEC of a 10-KSB Post-Effective Amendment until the declaration of effectiveness of such 10-KSB Post-Effective Amendment by the Staff shall be deemed an Allowable Grace Period; provided, however, the Allowable Grace Period relating to the filing with the SEC of a 10-KSB Post-Effective Amendment and having such 10-KSB Post-Effective Amendment declared effective shall not exceed a period of forty-five (45) days. The measurement period of the Allowable Grace Period for the 10-KSB Post Effective Amendment shall begin to run on the earlier of (i) the date that the 10-KSB Post-Effective Amendment is filed by the Company with the SEC or (ii) the date on which the 10-KSB Post-Effective Amendment is permitted to be filed under (b) above.

2.             CONFLICTS. Except as expressly set forth in this Amendment, the terms and provisions of the Senior Registration Rights Agreement shall continue unmodified and in full force and effect. In the event of any conflict between this Amendment and the Senior Registration Rights Agreement, this Amendment shall control.

3.             GOVERNING LAW. This Amendment shall be governed and construed under the laws of the State of New York, and shall be binding on and shall inure to the benefit of the parties and their respective successors and permitted assigns.

4.             COUNTERPARTS. This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first set forth above.

COMPANY:

ARTISTdirect, Inc.

By:	/s/ Robert N. Weingarten

Name:	Robert N. Weingarten

Title:	Chief Financial Officer

BUYERS:

JMB Capital Partners, L.P.

By:	/s/ Cyrus Hadidi

Name:	Cyrus Hadidi

Title:	Partner

JMG Capital Partners, L.P.

By:	/s/ [ILLEGIBLE]

Name:	[ILLEGIBLE]

Title:	[ILLEGIBLE]

JMG Triton Offshore Fund, Ltd.

By:	/s/ [ILLEGIBLE]

Name:	[ILLEGIBLE]

Title:	[ILLEGIBLE]

CCM Master Qualified Fund, Ltd.

By:	/s/ Clint D. Coghill

Name:	Clint D. Coghill

Title:	Director